UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

THE TOWN & COUNTRY TRUST
(Name of Issuer)

Common Stock
(Title of Class of Securities)

892081100
(CUSIP Number)


Is a fee being paid with this statement: (   )Yes   ( X )No

*The remainder of this page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP No. 892081100

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            STEIN ROE & FARNHAM INCORPORATED
            36-3447638

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
            Delaware Corporation

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          -0-

6.  Shared voting power                        -0-

7.  Sole dispositive power                     -0-

8.  Shared dispositive power                   -0-

9.  Aggregate amount beneficially owned by each reporting
person                                         -0-

10. Check box if the aggregate amount in Row (9) excludes
certain shares                             not applicable

11. Percent of class represented by amount in Row 9   0.00%

12. Type of Reporting Person                    IA

13G
CUSIP No. 892081100

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            STEIN ROE SPECIAL FUND
            36-2653217

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
            Massachusetts, USA

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                         -0-

6.  Shared voting power                       -0-

7.  Sole dispositive power                    -0-

8.  Shared dispositive power                  -0-

9.  Aggregate amount beneficially owned by each reporting
person                                        -0-

10. Check box if the aggregate amount in Row (9) excludes
certain shares                             not applicable

11. Percent of class represented by amount in Row 9   0.00%

12. Type of Reporting Person                    IV

Item 1(a).  Name of Issuer:    THE TOWN & COUNTRY TRUST

Item 1(b).  Address of Issuer's Principal Executive Office:
                  100 S. Charles St.
                  Baltimore, MD   21201

Item 2(a).  Name of Person Filing:
            Stein Roe & Farnham Incorporated, jointly on its own behalf and on behalf of Stein Roe Special Fund, a portfolio series of Stein Roe Investment Trust

Item 2(b).  Address of Principal Business Office:
                 One South Wacker Drive
                 Chicago, IL 60606

Item 2(c).  Citizenship:    Delaware Corporation

Item 2(d).  Title of Class of Securities:  Common Stock

Item 2(e).  CUSIP Number:   892081100

Item 3.  If this statement is filed pursuant to Rules 13d-
1(b), or 13d-2(b), check whether person filing is a:

         (e) [XX] Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940.

Item 4.  Ownership:
         (a)  Amount beneficially owned:  -0-

         (b)  Percent of Class:  0.00%

         (c)  Number of shares as to which such person has:

             (i)  sole power to vote or to direct the vote:
                                                        -0-

             (ii) shared power to vote or to direct the
vote:                                                   -0-

             (iii) sole power to dispose or to direct the
disposition:                                            -0-

             (iv) shared power to dispose or to direct the
disposition:                                            -0-

Item 5.  Ownership of Five Percent or Less of a Class:
         This report is being filed to reflect beneficial ownership of less than 5% of the common stock.

Item 6.  Ownership of More than Five Percent on Behalf of
Another Person:
             Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent
Holding Company:
              Not Applicable

Item 8.  Identification and Classification of Members of the
Group:
             Not Applicable

Item 9.  Notice of Dissolution of Group:
             Not Applicable

Item 10.  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1997

By:  /s/ Jilaine Hummel Bauer
       Jilaine Hummel Bauer
       Senior Vice President & General Counsel


AGREEMENT WITH REGARD TO JOINT FILING OF SCHEDULE 13G made this 12th day of February, 1997, by and between STEIN
ROE & FARNHAM INCORPORATED, a Delaware Corporation ("SR&F") and STEIN ROE INVESTMENT TRUST, a Massachusetts business trust, on behalf of its series, STEIN ROE SPECIAL FUND
("Special Fund")

WITNESSETH:

Whereas, SR&F has investment discretion with respect to the portfolio investments of Special Fund, and may therefore be considered a "beneficial owner" of such portfolio investments pursuant to Regulation 13D-G (the "Regulation") of the Securities and Exchange Commission; and,

Whereas, Special Fund retains voting authority with regard to its portfolio investments and may therefore also be considered a "beneficial owner" of such portfolio investments pursuant ot the Regulation; and,

Whereas, due to such multiple definitions of beneficial ownership, both SR&F and Special Fund may be deemed to have incurred an obligation to report beneficial ownership of certain of Special Fund's portfolio holdings as of December
31, 1996; and,

Whereas, the Regulation authorizes "joint" filing of a single Schedule 13G when two or more eligible persons incur an obligation to report with respect to the same securities;

NOW THEREFORE, Stein Roe Investment Trust on behalf of Special Fund and SR&F agree that SR&F shall be authorized to file a single Schedule 13G, and any necessary amendments thereto, on behalf of itself and on behalf of Special Fund, with respect to each of Special Fund's holdings as to which such a report must be made.

STEIN ROE INVESTMENT TRUST

/s/ Jilaine Hummel Bauer, Executive Vice President

Attest:

/s/ Janet B. Rysz, Assistant Secretary

STEIN ROE & FARNHAM INCORPORATED

/s/ Jilaine Hummel Bauer, Senior Vice President and General
Counsel

/s/ Scott P. Pedersen, Vice President

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

THE TOWN & COUNTRY TRUST
(Name of Issuer)

Common Stock
(Title of Class of Securities)

892081100
(CUSIP Number)


Is a fee being paid with this statement: (   )Yes   ( X )No

*The remainder of this page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP No. 892081100

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            STEIN ROE & FARNHAM INCORPORATED
            36-3447638

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
            Delaware Corporation

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          -0-

6.  Shared voting power                        -0-

7.  Sole dispositive power                    874,000 shares

8.  Shared dispositive power                   -0-

9.  Aggregate amount beneficially owned by each reporting
person                                        874,000 shares

10. Check box if the aggregate amount in Row (9) excludes
certain shares                                not applicable

11. Percent of class represented by amount in Row 9   5.58%

12. Type of Reporting Person                    IA

13G
CUSIP No. 892081100

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            STEIN ROE SPECIAL FUND
            36-2653217

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
            Massachusetts, USA

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                       837,000 shares

6.  Shared voting power                      -0-

7.  Sole dispositive power                   -0-

8.  Shared dispositive power                 -0-

9.  Aggregate amount beneficially owned by each reporting
person                                      837,000 shares

10. Check box if the aggregate amount in Row (9) excludes
certain shares                              not applicable

11. Percent of class represented by amount in Row 9   5.34%

12. Type of Reporting Person                    IV

Item 1(a).  Name of Issuer:    THE TOWN & COUNTRY TRUST

Item 1(b).  Address of Issuer's Principal Executive Office:
                  100 S. Charles St.
                  Baltimore, MD   21201

Item 2(a).  Name of Person Filing:
            Stein Roe & Farnham Incorporated, jointly on its own behalf and on behalf of Stein Roe Special Fund, a portfolio series of Stein Roe Investment Trust

Item 2(b).  Address of Principal Business Office:
                 One South Wacker Drive
                 Chicago, IL 60606

Item 2(c).  Citizenship:    Delaware Corporation

Item 2(d).  Title of Class of Securities:  Common Stock

Item 2(e).  CUSIP Number:   892081100

Item 3.  If this statement is filed pursuant to Rules 13d-
1(b), or 13d-2(b), check whether person filing is a:

         (e) [XX] Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940.

Item 4.  Ownership:
         (a)  Amount beneficially owned:  874,000 shares

         (b)  Percent of Class:  5.58

         (c)  Number of shares as to which such person has:

             (i)  sole power to vote or to direct the vote:
                                             837,000 shares
                                   (Stein Roe Special Fund)

             (ii) shared power to vote or to direct the
vote:                                                   -0-

             (iii) sole power to dispose or to direct the
disposition:                                 874,000 shares
                         (Stein Roe & Farnham Incorporated)

             (iv) shared power to dispose or to direct the
disposition:                                            -0-

Item 5.  Ownership of Five Percent or Less of a Class:
              Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of
Another Person:
         Stein Roe Special Fund, which possesses sole power to vote 837,000 shares, is a portfolio series of Stein Roe Investment Trust, a Massachusetts business trust, which is a registered open-end investment company of which Stein Roe & Farnham Incorporated is investment adviser.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent
Holding Company:
              Not Applicable

Item 8.  Identification and Classification of Members of the
Group:
             Not Applicable

Item 9.  Notice of Dissolution of Group:
             Not Applicable

Item 10.  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1996

By:  /s/ Philip D. Hausken, Vice President

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.   )*

THE TOWN & COUNTRY TRUST
(Name of Issuer)

Common Stock
(Title of Class of Securities)

892081100
(CUSIP Number)


Is a fee being paid with this statement: ( X )Yes   (   )No

*The remainder of this page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP No. 892081100

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            STEIN ROE & FARNHAM INCORPORATED
            36-3447638

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
            Delaware Corporation

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          -0-

6.  Shared voting power                        -0-

7.  Sole dispositive power                    846,025 shares

8.  Shared dispositive power                   -0-

9.  Aggregate amount beneficially owned by each reporting
person                                        846,025 shares

10. Check box if the aggregate amount in Row (9) excludes
certain shares                                not applicable

11. Percent of class represented by amount in Row 9   5.45%

12. Type of Reporting Person                    IA

13G
CUSIP No. 892081100

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            STEIN ROE SPECIAL FUND
            36-2653217

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
            Massachusetts, USA

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                        837,000 shares

6.  Shared voting power                      -0-

7.  Sole dispositive power                   -0-

8.  Shared dispositive power                 -0-

9.  Aggregate amount beneficially owned by each reporting
person                                       837,000 shares

10. Check box if the aggregate amount in Row (9) excludes
certain shares                               not applicable

11. Percent of class represented by amount in Row 9   5.40%

12. Type of Reporting Person                    IV

Item 1(a).  Name of Issuer:    THE TOWN & COUNTRY TRUST

Item 1(b).  Address of Issuer's Principal Executive Office:
                  100 S. Charles St.
                  Baltimore, MD   21201

Item 2(a).  Name of Person Filing:
            Stein Roe & Farnham Incorporated, jointly on its own behalf and on behalf of Stein Roe Special Fund, a portfolio series of Stein Roe Investment Trust

Item 2(b).  Address of Principal Business Office:
                 One South Wacker Drive
                 Chicago, IL 60606

Item 2(c).  Citizenship:    Delaware Corporation

Item 2(d).  Title of Class of Securities:  Common Stock

Item 2(e).  CUSIP Number:   892081100

Item 3.  If this statement is filed pursuant to Rules 13d-
1(b), or 13d-2(b), check whether person filing is a:

         (e) [XX] Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940.

Item 4.  Ownership:
         (a)  Amount beneficially owned:  846,025 shares

         (b)  Percent of Class:  5.45%

         (c)  Number of shares as to which such person has:

              (i)  sole power to vote or to direct the vote:
                                              837,000 shares
                                    (Stein Roe Special Fund)

              (ii)  shared power to vote or to direct the
vote:                                                    -0-

              (iii) sole power to dispose or to direct the
disposition:                                  846,025 shares
                          (Stein Roe & Farnham Incorporated)

              (iv) shared power to dispose or to direct the
disposition:                                             -0-

Item 5.  Ownership of Five Percent or Less of a Class:
              Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of
Another Person:
         Stein Roe Special Fund, which possesses sole power to vote 837,000 shares, is a portfolio series of Stein Roe Investment Trust, a Massachusetts business trust, which is a registered open-end investment company of which Stein Roe & Farnham Incorporated is investment adviser.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent
Holding Company:
              Not Applicable

Item 8.  Identification and Classification of Members of the
Group:
             Not Applicable

Item 9.  Notice of Dissolution of Group:
             Not Applicable

Item 10.  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1995

By:  /s/ Keith J. Rudolf, Senior Vice President and General
Counsel